U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 12b-25
NOTIFICATION OF LATE FILING

(CHECK ONE):

    [X ] Form 10-K and Form 10-KSB    [   ] Form 20-F      [   ] Form 11-K
    [  ] Form 10-Q and Form 10-QSB    [   ] Form N-SAR

For Period Ended: December 31, 2004
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I--REGISTRANT INFORMATION
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     SurgiLight, Inc.
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     Full Name of Registrant

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    (Former Name if Applicable)

     12001 Science Drive, Suite 140
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     Address of Principal Executive Office (Street and Number)

     Orlando, FL  32826
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     City, State and Zip Code




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PART II--RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE
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Significant disclosures necessary for a complete and accurate 10-K are being finalized and reviewed. Staff anticipates filing the 10-K within the extension period.
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PART IV--OTHER INFORMATION
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(1) Name and number of person to contact in regard to this notification

    J. Bennett Grocock, Esq.  (407) 992-1101
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     (Name)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [X] Yes     [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes     [X] No

  If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              SurgiLight, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 30, 2005         By: __________________________
                                       Name: Timothy J. Shea
                                       Title: President